Exhibit 10.24
March 9, 2005
Hugh Jones
NeuroSpheres Ltd. and Neurospheres Holdings Ltd.
C/o University Technologies International Inc.
Suite 130, 3553 31 St. N.W.
Calgary, Alberta T2L 2K7 Canada

Re:	License Agreement, NeuroSpheres LTD, NeuroSpheres Holdings LTD, and StemCells, Inc., dated October 30, 2000 (the “Agreement”)
Dear Mr. Jones:
This letter (the “Third Letter Amendment”) will, if accepted by NeuroSpheres Ltd. and Neurospheres Holdings Ltd., constitute an amendment to the Agreement referenced above.
Section 3.08 of the Agreement is amended to add the words “and any amounts due to NS on account of sublicenses under section 3.12” at the end of the third sentence, so that the Section reads in full:
3.08 Annual Payments
SCI shall make annual payments to NS in the amount of fifty thousand Dollars ($50,000) during the term hereof (the “Annual Payments”), beginning with the first of the following years: (i) the first full year of commercial sales of any licensed Product are made, and (ii) the year 2004. Each Annual Payment due hereunder shall be payable on or before the last day of the year for which it is due. The Annual Payment in this section 3.08 shall be fully creditable on an accumulated basis against any royalty income due to NS under section 3.01 or 3.02 and any amounts due to NS on account of sublicenses under section 3.12. Annual Payments are not refundable.
Section 3.12 of the Agreement is amended to add the words “(the “Sublicense Receipts”)” at the end of the first sentence, and inserting the following material before the last sentence:
3155 Porter Drive • Palo Alto, CA 94304
(650) 475-3100 • (650) 475-3101 FAX

Hugh Jones
March 9, 2005

In the event SCI enters an agreement with a third party that includes the sublicense of rights in the New Patent Rights and/or the New Cell Technology in combination with the license or sublicense of any other intellectual property, that fraction of the Sublicense Receipts representing the value of such other intellectual property to the total intellectual property so licensed or sublicensed for the purposes of such agreement shall be excluded from the Sublicense Receipts. The determination of said fraction shall be made in good faith by SCI, provided that:
(a)	SCI shall first furnish NS with a full description of the scope of each such agreement, the specific technology included in such agreement, the fraction SCI believes the New Patent Rights and/or the New Cell Technology constitute of the total intellectual property covered by such agreement, and the rationale used by SCI in the determination of said fraction, and shall then afford NS the opportunity to confer before SCI makes its determination of such fraction. Related information requested by NS and necessary for NS to understand SCI’s proposal as to said fraction shall not be unreasonably withheld by SCI, provided, however, that SCI shall be under no obligation to create or obtain information not in its possession and that any such information, unless otherwise publicly disclosed by SCI, shall be Confidential Information, and

(b)	In the event that such a sublicense includes transplantation uses of the New Patent Rights and/or the New Cell Technology, the fraction shall not be less than [****].
so that the Section reads in full:
3.12 Sublicensing Fee
SCI shall pay to NS an amount equal to [****], that SCI shall receive in respect of its issuance of sublicenses of rights in the New Patent Rights and/or the New Cell Technology (the “Sublicense Receipts”). Notwithstanding the foregoing, SCI shall have no

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Hugh Jones
March 9, 2005

obligation to make any payment to NS based on its receipt of funds for equity investments in SCI, loans to SCI, including without limitation loans which are convertible into equity in SCI, or research and development or sponsored research funding, whether or not paid to SCI in connection with such a sublicense, including any product candidate utilizing New Patent Rights and/or the New Cell Technology. In the event SCI enters an agreement with a third party that includes the sublicense of rights in the New Patent Rights and/or the New Cell Technology in combination with the license or sublicense of any other intellectual property, that fraction of the Sublicense Receipts representing the value of such other intellectual property to the total intellectual property so licensed or sublicensed for the purposes of such agreement shall be excluded from the Sublicense Receipts. The determination of said fraction shall be made in good faith by SCI, provided that
(a)	SCI shall first furnish NS with a full description of the scope of each such agreement, the specific technology included in such agreement, the fraction SCI believes the New Patent Rights and/or the New Cell Technology constitute of the total intellectual property covered by such agreement, and the rationale used by SCI in the determination of said fraction, and shall then afford NS the opportunity to confer before SCI makes its determination of such fraction. Related information requested by NS and necessary for NS to understand SCI’s proposal as to said fraction shall not be unreasonably withheld by SCI, provided, however, that SCI shall be under no obligation to create or obtain information not in its possession and that any such information, unless otherwise publicly disclosed by SCI, shall be Confidential Information, and

(b)	In the event that such a sublicense includes transplantation uses of the New Patent Rights and/or the New Cell Technology, the fraction shall not be less than [****].
For the purposes of this Section 3.12 reference to any cash payment shall, to the extent consistent with the preceding sentence hereof, include any cheque, money order or other negotiable instrument that may be provided in lieu of cash.

Hugh Jones
March 9, 2005

Except as modified above, all other terms, conditions and covenants of the Agreement remain in full force and effect. Further, Section 3.12 as amended would apply only to the New Sublicense, and not to the interim agreement currently in place between StemCells and StemCell Technologies, Inc.
If NeuroSpheres Ltd. and Neurospheres Holdings Ltd. agree to this Third Letter Amendment, please have the enclosed copy dated and signed on their behalves and return it to me.
Sincerely,
/s/ Iris Brest
Iris Brest
General Counsel
The terms of the Second Letter Amendment set forth above are hereby accepted:

NeuroSpheres Ltd.

/s/ Hugh Jones	March 17, 2005

by: Hugh Jones	date

NeuroSpheres Holdings Ltd.

/s/ Hugh Jones	March 17, 2005

by: Hugh Jones	date